Exhibit 99.1

               Secured Digital Chairman Unveils Digital
            Document Management System from SDA Worldwide

    Document Management System Unveiled for Accounting Firms,
Physicians' Offices, Law Firms and other Small and Medium Sized
Businesses


    SADDLE BROOK, N. J.--(BUSINESS WIRE)--Feb. 27, 2007--In response to the growing demand for digital document management solutions, SDA Worldwide Inc., a subsidiary of Secured Digital Applications Inc., has unveiled a subscription-based document management system which is designed for small and medium sized businesses. The system is available to customers in the United States and Southeast Asia on a subscription basis. Additional worldwide distribution is expected to be announced within the next 6 months.

    "As the demand for document management systems continue to grow, we have developed a subscription solution for the companies who are being overlooked by the major players in this business sector," commented Patrick Lim, Chairman and Chief Executive Officer of Secured Digital. "Our system requires no capital expenditures, additional technical staff and can be implemented in days."

    "Our document system should assist companies in reducing their operating costs while helping them increase their revenues. Some companies spend as much as 30% of their weekly payroll on managing their physical paperwork."

    The Right Technology for the Small and Medium Sized Businesses

    The digital document management system offered by Secured Digital serves the market for companies that are not prepared to make the substantial investment in hardware, software and technical staff to implement their own digital document management solution. SDA Worldwide's document management system uses existing hardware and allows customers to subscribe to the software and technical support through an Internet-based platform. SDA Worldwide's product includes trained back office staff for filing and coding, as well as after-market training.

    Because SDA Worldwide's document management solution uses
"thin-client" technology and ordinary broadband connections to link with remote storage servers, the system is ideal for companies with multiple locations and telecommuters.

    The Right Workflow for the Small and Medium Sized Businesses

    As part of SDA Worldwide's solution linking people, paperwork, processes and technology, SDA has included additional details about its system.

    -- Customers are provided with leased equipment to scan documents. The scanning unit is estimated to cost between $2,500 and $8,000, depending upon the needs of the business.

    -- Scanned documents would be stored on a local server with broadband access, then transferred to SDA Worldwide's data center in Detroit. The documents are processed with optical character recognition then coded with descriptive data for easy retrieval. Customers can quickly retrieve any document using coded data or through full-text searches.

    -- All of the documents are available to workers using a desktop computer with broadband Internet access.

    Documents can be viewed in their native application or in a provided viewer that lets readers annotate the documents.

    -- SDA Worldwide's system uses state-of-the-art security protocols and provides a complete audit trail for all documents that enter into the system. Customers can design and implement a document retention program that automatically manages the destruction or retention of aged documents.

    -- SDA Worldwide provides all technical support, storage and document backup. Documents are stored on remote servers in a state-of-the-art data center. Integrity of the document data is assured through multiple backups and database replication.

         Advantages for the Small and Medium Sized Businesses

    SDA's package offers significant advantages to small and medium sized businesses, and is scalable to handle the largest enterprises.

    -- Extensive analysis of document storage requirements

    -- Back office support

    -- No technical expertise required

    -- Customized to client's need

    -- And much, much more

    Interested parties are encouraged to contact Jay McDaniel at 201-843-0222.


    CONTACT: Secured Digital Applications Inc.
             Jay McDaniel, 201-843-0222